EXHIBIT 10.32

[***] Certain information in this exhibit has been omitted because it is permitted to be omitted by applicable regulatory guidance.

[Coherus Letterhead]

January 9, 2022

SHANGHAI JUNSHI BIOSCIENCES CO., LTD.
Level 13, Building 2, Nos. 36 and 58, Hai Qu Road,
Shanghai, China 201203

Attention: CEO

Via Email: [***]

CC: Board Secretary, Securities Department

Via Email: [***]

Re: Option Exercise Notice for the Junshi TIGIT Program

Ladies and Gentlemen:

Reference is hereby made to that certain Exclusive License and Commercialization Agreement, dated February 1, 2021, between Coherus Biosciences (“Coherus”) and Shanghai Junshi Biosciences Co., Ltd. (“Junshi”) (the “License and Commercialization Agreement”).  All capitalized terms used but not defined herein will have the meaning set forth in the License and Commercialization Agreement. Article 15 (Dispute Resolution) of the License and Commercialization Agreement is incorporated by reference.

As you are aware, Coherus wishes to exercise the exclusive License Option for the TIGIT Program effective as of January 19, 2022 (or, if before January 19, 2022 either Party determines that it is required to make additional Antitrust Filings with respect to the exercise of the License Option for the TIGIT Program, effective as of the earliest date on which all applicable waiting periods and approvals required under Antitrust Laws in the Clearance Countries with respect to such exercise by Coherus of the License Option for the TIGIT Program have expired or have been terminated (in the case of waiting periods) or been received (in the case of approvals), in each case, without the imposition of any conditions) (the “TIGIT Exercise Antitrust Clearance Date”), notwithstanding the fact that Junshi has not yet delivered to Coherus the Option Notice for the TIGIT Program. If either Party so determines that it is required to make such additional Antitrust Filings, then each Party will, unless otherwise agreed by the Parties, within 10 Business Days following the date hereof, file such additional Antitrust Filings required under the applicable Antitrust Laws with respect to exercise of the License Option for the TIGIT Program and (1) the Parties will reasonably cooperate with one another to the extent necessary in the preparation and execution of all such documents that are required to be filed pursuant to such filings and (2) such additional Antitrust Filings will be deemed “Required Filings” and the terms of Section 14.2 will otherwise apply to such filings mutatis mutandis with respect to such filings. In addition, if either Party so determines that it is required to make such additional Antitrust Filings with respect to exercise of the License Option for the TIGIT Program, then this TIGIT Exercise Letter Agreement will terminate at the election of either Party, immediately upon written notice to the other Party, (x) if any governmental authority in any Clearance Country seeks a permanent injunction under applicable Antitrust Laws against the Parties to enjoin the exercise of the License Option with respect to the TIGIT Program; or (y) in the event that the TIGIT Exercise

Antitrust Clearance Date will not have occurred on or prior to 180 days after the submission of such additional Antitrust Filings with respect to the exercise of the License Option for the TIGIT Program, and the Parties have not agreed in writing to extend the TIGIT Exercise Antitrust Clearance Date.  In the event of such termination, this TIGIT Exercise Letter Agreement will be of no further force and effect and (I) Coherus’ right to exercise the License Option for the TIGIT Program or other rights with respect to the TIGIT Program will terminate, (II) Junshi will have no further obligations to Coherus with respect to the TIGIT Program, and (III) Coherus will, within 10 days of such termination, return or destroy all Confidential Information of Junshi to the extent related to the TIGIT Program consistent with Section 10.2 of the License and Commercialization Agreement as if such agreement were terminated, solely with respect to the TIGIT Program. Accordingly, as a condition precedent to Coherus’ exercise of the License Option for the TIGIT Program being deemed an Option Exercise under Section 2.8(g) of the License and Commercialization Agreement, Coherus requests that Coherus and Junshi execute this letter agreement (this “TIGIT Exercise Letter Agreement” and the date on which (i) both Parties have executed this TIGIT Exercise Letter Agreement, (ii) Junshi has provided to Coherus the Option Disclosure Letter for the TIGIT Program, and (iii) if before January 19, 2022 either Party determines that it is required to make additional Antitrust Filings with respect to the exercise of the License Option for the TIGIT Program, all applicable waiting periods and approvals required under Antitrust Laws in the Clearance Countries with respect to such exercise by Coherus of the License Option for the TIGIT Program have expired or have been terminated (in the case of waiting periods) or been received (in the case of approvals), in each case, without the imposition of any conditions, the “Letter Agreement Effective Date”), memorializing their agreement to the following solely with respect to the Coherus’ Option Exercise for the TIGIT Program:

1.	Option Exercise Notice; Payment.

(a)Coherus hereby notifies Junshi pursuant to Section 2.8(g) of the License and Commercialization Agreement of its election to exercise the License Option for the TIGIT Program (including for all Junshi TIGIT Antibodies), which exercise will be deemed effective 10 days following the Letter Agreement Effective Date, unless this TIGIT Exercise Letter Agreement is terminated in accordance with Section 1(b)(ii). Coherus will pay to Junshi the option exercise payment under Section 8.2 of the License and Commercialization Agreement (the date of such payment the Option Exercise Date) in accordance with the timing set forth below in Section 1(b) of this TIGIT Exercise Letter Agreement.  [***]
(b)Payment Timing; Termination.
i.No Disclosures. If the Option Disclosure Letter for the TIGIT Program does not include disclosure against any of the representations and warranties in Article 2 of this TIGIT Exercise Letter Agreement, then Coherus will, no later than 10 days after the Letter Agreement Effective Date, pay Junshi the option exercise payment of $35,000,000 as set forth under Section 8.2 of the License and Commercialization Agreement.

ii.Disclosures in the Option Disclosure Letter. If the Option Disclosure Letter for the TIGIT Program includes disclosure against any of the representations and warranties in Article 2 of this TIGIT Exercise Letter Agreement, then, unless Coherus provides notice to Junshi that it will no longer exercise the Licensed Option for the TIGIT Program within 10 days of the Letter Agreement Effective Date, Coherus will pay Junshi the option exercise payment of $35,000,000 as set forth under Section 8.2 of the License and Commercialization Agreement no later than 10 days after the Letter Agreement Effective Date. If Coherus provides such notice to Junshi that it will no longer exercise the License Option for the TIGIT Program, then (A) Coherus’ right to exercise the License Option for the TIGIT Program or other rights with respect to the TIGIT Program will terminate, (B) Junshi will have no further obligations to

Coherus with respect to the TIGIT Program, (C) this TIGIT Exercise Letter Agreement will terminate, and (D) Coherus will, within 10 days of the Letter Agreement Effective Date, return or destroy all Confidential Information of Junshi to the extent related to the TIGIT Program consistent with Section 10.2 of the License and Commercialization Agreement as if such agreement were terminated, solely with respect to the TIGIT Program.

2.	Bring-down of Junshi Representations and Warranties. Junshi represents and warrants as of the date of this TIGIT Exercise Letter Agreement, except as set forth in the Option Disclosure Letter for the TIGIT Program, which Option Disclosure Letter Junshi will deliver to Coherus concurrently with its delivery to Coherus of an executed copy of this TIGIT Exercise Letter Agreement or immediately thereafter:

(a)No Conflicts.  Neither Junshi nor any of its Affiliates has entered into any agreement (other than agreements with subcontractors) granting any right, interest or claim in or to, any Know-How or Patent Rights, in each case that are (i) owned or Controlled by Junshi or any of its Affiliates as of the date of this TIGIT Exercise Letter Agreement and (ii) that are necessary or reasonably useful to Exploit the Junshi TIGIT Antibodies in the Field in the Coherus Territory (such Patent Rights, the “Optioned Patent Rights”, such Know-How, the “Optioned Know-How”, together the “Optioned Technology”) to any Third Party that would conflict with the licenses and other rights granted to Coherus under the License and Commercialization Agreement. The Optioned Technology constitutes all intellectual property rights Controlled by Junshi and any of its Affiliates that are necessary or reasonably useful for the Exploitation of the Junshi TIGIT Antibodies in the Field in the Coherus Territory.  All Optioned Patent Rights are solely owned by Junshi or any of its Affiliates free and clear of any liens, charges, security interests, encumbrances, licenses claims or covenants that would conflict with or limit the scope of any of the rights or licenses granted to Coherus hereunder or would give rise to any Third Party claims for payment against Coherus or any of its Affiliates.  The Optioned Patent Rights that have issued are subsisting, and, to the knowledge of Junshi, enforceable and valid.
(b)No Notice of Infringement, Misappropriation or Invalidity.  As of the date of this TIGIT Exercise Letter Agreement: (i) neither Junshi nor any of its Affiliates have received or is aware of any written notice from any Third Party asserting or alleging that any Exploitation of any Optioned Technology or Junshi TIGIT Antibody, in each case, has infringed or misappropriated, or would infringe or misappropriate, the intellectual property rights of any Third Party, and (ii) no claim is pending, and Junshi and any of its Affiliates and, to Junshi’s knowledge, any Third Party collaborator, has not received from a Third Party notice of a claim or threatened claim to the effect that any granted Optioned Patent Right is invalid or unenforceable.  Additionally, as of the date of this TIGIT Exercise Letter Agreement, to Junshi’s knowledge, there is no unauthorized use, infringement or misappropriation by any Third Party of any Optioned Technology. Junshi has provided to Coherus a translated complete copy of all freedom to operate analyses and reports it has conducted as of the date of this TIGIT Exercise Letter Agreement with respect to the Optioned Technology, TIGIT Program, and Junshi TIGIT Antibodies. As of the date of this TIGIT Exercise Letter Agreement, to Junshi’s knowledge, the Exploitation of the Junshi TIGIT Antibodies does not infringe, misappropriate, or otherwise violate the intellectual property rights of any Third Party.
(c)No Misappropriation.  No employee, consultant, agent or independent contractor of Junshi, any of its Affiliates, or Third Party, has, to Junshi’s knowledge as of the date of this TIGIT Exercise Letter Agreement, misappropriated any Optioned Know-How.
(d)Option Programs. The Development, Commercialization, or other Exploitation of the Junshi TIGIT Antibodies as contemplated in the License and Commercialization Agreement will not conflict with any other license or agreement to which Junshi or any of its Affiliates is a party.   In addition, Junshi Controls Know-How related to, and the Option Patent Rights that cover the monoclonal Antibody that is known as of the Execution Date as JS006, which has the sequence set forth on Schedule 1.96 (Junshi TIGIT Antibody (JS006) Sequence) of the License and Commercialization Agreement.
(e)Option Technology. (i) Schedule 10.2(f) (Option Patent Rights) of the License and Commercialization Agreement sets forth a complete and accurate list of all Optioned Patent Rights, (ii) Junshi does not own or hold rights to any Optioned Patent Rights that would otherwise fall within the foregoing clause (i) but for the fact that it does not Control such Patent Rights; and (iii) except as otherwise noted on Schedule 10.2(f) (Option Patent Rights) of the License and Commercialization Agreement, Junshi solely owns all rights, title, and interests in and to all Optioned Patent Rights.
(f)Third Party Agreements.  Neither Junshi nor any of its Affiliates have entered into any agreement with any Third Party pursuant to which Junshi Controls or grants any intellectual property rights with respect to the Optioned Technology or Junshi TIGIT Antibodies for the Field in the Coherus Territory other than those agreements that are set forth in Schedule 10.2 (g) (Third Party Agreements) of the License and Commercialization Agreement (the “Third Party Agreements”).  Each Third Party Agreement is valid and binding.
(g)Licensed Antibody; Option Molecules.  Junshi has disclosed to Coherus all Antibodies that Junshi or any of its Affiliates owns or in-licenses that are the subject of the TIGIT Program.
(h)Junshi Assignment.  Junshi or any of its Affiliates have secured from all employees, consultants, and contractors of Junshi or any of its Affiliates who have contributed to the Development, creation, conception or invention of any of the Optioned Patent Rights a written agreement assigning to Junshi or any of its Affiliates all rights to such Developments, creations, conceptions or inventions, or Optioned Patent Rights, and neither Junshi nor any of its Affiliates has received any written communication challenging Junshi’s ownership or right to the Optioned Patent Rights.
(i)All Material Information Furnished. As of the date of this TIGIT Exercise Letter Agreement, Junshi has furnished or made available to Coherus or its agents or representatives (A) all information requested by Coherus, (B) all material safety and efficacy data, and (C) all material regulatory filings and other material correspondence with Regulatory Authorities within or For the Coherus Territory, in each case ((A) through (C)), concerning the Junshi TIGIT Antibodies and the TIGIT Program, and as of each such date all such information and data, regulatory filings and other correspondence with Regulatory Authorities is accurate, complete, and true in all material respects.
(j)Conduct of Research and Development. Junshi and its Affiliates have conducted all Development of the Junshi TIGIT Antibodies for the Coherus Territory in accordance with all applicable law.
(k)Upstream Licenses. There are no Third Party agreements pursuant to which Junshi or any of its Affiliates Controls any of the Optioned Technology.
(l)Regulatory Materials. Junshi maintains Control over all Regulatory Approvals and Regulatory Materials pertaining to the Junshi TIGIT Antibodies in the Field in the Coherus Territory.

The foregoing representations and warranties of this Article 2 supersede those in Section 10.2 of the License and Commercialization Agreement to the extent any such representations or warranties in Section 10.2 are applicable to any Option Molecule that constitutes a Junshi TIGIT Antibody and its related Option Products. The Option Disclosure Letter made in respect of this Article 2 satisfies the requirements of any Option Disclosure Letter contemplated by Section 10.2 of the License and Commercialization Agreement notwithstanding that Junshi has not delivered to Coherus the Option Data Package as contemplated by Section 2.8 of the License and Commercialization Agreement.

3.	Development Plan. Junshi will, no later than [***] of the Option Exercise Date for the TIGIT Program, propose both the Optioned Licensed Product Development Plan and Optioned Licensed Product Development Budget for the TIGIT Program (including for all Junshi TIGIT Antibodies) to the JDC to determine whether to approve. Under the Optioned Licensed Product Development Plan, Coherus will lead further Development of all Junshi TIGIT Antibodies from the Option Exercise Date and will be responsible for costs as outlined in Section 2.8(h) of the License and Commercialization Agreement. Except for those described in this TIGIT Exercise Letter Agreement, no other documents or information required to be delivered to Coherus under Section 2.8(b) of the License and Commercialization Agreement need be delivered to Coherus for the TIGIT Program.

4.	No Competitive Activities. Each Party confirms that neither it nor any of its Affiliates are undertaking any activities that, as of the date of this TIGIT Exercise Letter Agreement, would constitute Competitive Activities (as defined in the License and Commercialization Agreement) with respect to the Junshi TIGIT Antibodies.

5.	Miscellaneous.

(a)Governing Law. This Agreement will be governed by, and enforced and construed in accordance with, the laws of the State of New York, without regard to its conflicts of law provisions.
(b)Assignment of this TIGIT Exercise Letter Agreement.  Neither this TIGIT Exercise Letter Agreement nor any interest hereunder is assignable by either Party without the prior written consent of the other Party, except either Party may, subject to the terms of this TIGIT Exercise Letter Agreement, assign its rights and obligations under this TIGIT Exercise Letter Agreement in whole to any assignee of the License and Commercialization Agreement together with the assignment of that agreement, provided that such Party will remain liable for all of its rights and obligations under this TIGIT Exercise Letter Agreement. A Party will promptly notify the other Party of any assignment or transfer under the provisions of this Section 5(b)

(Assignment of this TIGIT Exercise Letter Agreement). This TIGIT Exercise Letter Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this TIGIT Exercise Letter Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 5(b) (Assignment of this TIGIT Exercise Letter Agreement) will be null, void and of no legal effect.
(c)Confidentiality. The terms of this TIGIT Exercise Letter Agreement are deemed “terms of this Agreement” and accordingly are Confidential Information of both Parties, subject to the terms of Section 12.1 (Confidentiality; Exceptions) of the License and Commercialization Agreement mutatis mutandis as if such Section were set forth in this TIGIT Exercise Letter Agreement; provided that each Party will be entitled to disclose the terms of this TIGIT Exercise Letter Agreement to the extent permitted in Section 12.2 (Authorized Disclosure) of the License and Commercialization Agreement mutatis mutandis as if such Section were set forth in this TIGIT Exercise Letter Agreement.  Notwithstanding the foregoing, the Parties agree that either Party may disclose that Coherus has exercised the exclusive License Option for the TIGIT Program in a press release or other public presentation under Section 12.2(d) of the License and Commercialization Agreement.
(d)Severability.  If any one or more of the provisions of this TIGIT Exercise Letter Agreement is held to be invalid or unenforceable by an arbitrator or by any court of competent jurisdiction from which no appeal can be or is taken, then the provision will be considered severed from this TIGIT Exercise Letter Agreement and will not serve to invalidate any remaining provisions hereof.  The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering into this TIGIT Exercise Letter Agreement may be realized.
(e)Independent Contractor. Each Party will act solely as an independent contractor, and nothing in this TIGIT Exercise Letter Agreement will be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein will be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
(f)Further Actions.  Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this TIGIT Exercise Letter Agreement.
(g)Interpretation.  Except where the context expressly requires otherwise, (i) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (ii) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation,” (iii) the word “will” will be construed to have the same meaning and effect as the word “shall,” (iv) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (v) any reference herein to any person or entity will be construed to include the person’s or entity’s successors and assigns, (vi) the words “herein,” “hereof,” and “hereunder”, and words of similar import, will be construed to refer to this TIGIT Exercise Letter Agreement in its entirety and not to any particular provision hereof,

(vii) all references herein to Sections or Schedules will be construed to refer to Sections or Schedules of this TIGIT Exercise Letter Agreement, and references to this TIGIT Exercise Letter Agreement include all Schedules hereto, (viii) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this TIGIT Exercise Letter Agreement, (ix) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (including e-mail, but excluding instant messaging), (x) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (xi) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or,” and (xii) references to any Sections include Sections and subsections that are part of the related Section (e.g., a section numbered “Section 2.2” would be part of “Section 2”, and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”)  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this TIGIT Exercise Letter Agreement.  Accordingly, the rule of construction that any ambiguity in this TIGIT Exercise Letter Agreement will be construed against the drafting Party will not apply.
(h)Entire Agreement; Amendment.  This TIGIT Exercise Letter Agreement and the License and Commercialization Agreement, including the Schedules hereto, set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties existing as of the date hereof with respect to the subject matter hereof.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this TIGIT Exercise Letter Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
(i)No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
(j)Counterparts.  This TIGIT Exercise Letter Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Notwithstanding whether or not this TIGIT Exercise Letter Agreement or the Option Disclosure Letter contemplated hereby constitutes a notice under Section 16.3 of the License and Commercialization Agreement, this TIGIT Exercise Letter Agreement and the Option Disclosure Letter may be delivered by any reliable means, including the methods contemplated by Section 16.3 of the License and Commercialization Agreement as well as electronically to the email addresses set forth in this TIGIT Exercise Letter Agreement (if to Junshi) and to [***] with copy to  [***] (if to Coherus).

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Please sign and return a copy of this TIGIT Exercise Letter Agreement to us to acknowledge each Party’s agreement on this matter.  Thank you for all of your assistance.

Sincerely,

COHERUS BIOSCIENCES, INC.

 /s/ Dennis M. Lanfear

Name: Dennis M. Lanfear

Title: Chairman & Chief Executive Officer

Copy to:

Jones Day

4655 Executive Drive, Suite 1500

San Diego, CA 92130

Attention: Thomas A. Briggs

VIA Email: [***]

ACKNOWLEDGED AND AGREED:

SHANGHAI JUNSHI BIOSCIENCES CO., LTD.

  /s/ Ning Li

Name: Ning Li

Title: CEO